UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

Commission File Number	Name of Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification Number
1-9894	Alliant Energy Corporation (a Wisconsin corporation) 4902 N. Biltmore Lane Madison, Wisconsin 53718 Telephone (608) 458-3311	39-1380265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 7, 2014, Alliant Energy Corporation (“Alliant Energy”) entered into a two-year term loan credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, and the several lenders party thereto. The maximum principal amount available under the Credit Agreement is $250 million, with a maturity in October 2016. Advances under the Credit Agreement will be used solely for the purpose of repaying Alliant Energy’s $250 million aggregate principal amount of 4.00% senior notes due October 15, 2014.

The Credit Agreement contains various covenants, including a requirement that Alliant Energy maintains a debt-to-capital ratio of less than 65% on a consolidated basis. The debt component of the debt-to-capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent the total carrying value of such hybrid securities does not exceed 15% of consolidated capital of Alliant Energy), capital leases, letters of credit, guarantees of the foregoing and new synthetic leases. Unfunded vested benefits under qualified pension plans are not included in the debt-to-capital ratios. The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).

The Credit Agreement contains a covenant that prohibits placing liens on any of the property of Alliant Energy or its subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 5% of the consolidated assets of Alliant Energy (valued at carrying value), liens imposed by government entities, materialmens’ and similar liens, judgment liens, liens to secure non-recourse debt not to exceed $100 million outstanding at any one time with respect to Alliant Energy and $100 million outstanding at any one time with respect to each of Alliant Energy’s utility subsidiaries, and purchase money liens. The Credit Agreement also contains a covenant that requires, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of Alliant Energy’s consolidated assets be used to reduce certain debt commitments. Exclusions include, among others, certain sale and lease-back transactions, sales of non-regulated assets, intercompany asset sales and sales of certain contracts and accounts receivables.

The Credit Agreement contains customary events of default, including a cross-default provision which would be triggered if Alliant Energy or any of its domestic subsidiaries defaults on debt (other than non-recourse debt) totaling $50 million or more. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to Alliant Energy, then any outstanding obligations under the Credit Agreement would be immediately due and payable.

The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Term Loan Credit Agreement, dated as of October 7, 2014, between Alliant Energy Corporation, Wells Fargo Bank, National Association and the lender parties set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: October 14, 2014	By:	/s/ Thomas L. Hanson
Thomas L. Hanson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of October 7, 2014, between Alliant Energy Corporation, Wells Fargo Bank, National Association and the lender parties set forth therein